NEWS RELEASE

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST DECLARES FIRST DIVIDEND

DALLAS – (March 15, 2004) – Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Board of Directors has declared the Company’s first dividend of $0.06 per fully diluted share for the first quarter ending March 31, 2004. The dividend is payable on April 15, 2004, to shareholders of record as of March 31, 2004.

Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “The volume of direct hotel, mezzanine and first mortgage transactions completed since our initial public offering almost six months ago and the strength of the existing investment pipeline have enabled us to pay our first dividend three months earlier than we had expected. With the pace of investments accelerating since the end of the year, we expect our investment strategy will position us to continue to grow the dividend over the course of the year.”

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing and frequency of distributions; our business and investment strategy; our understanding of our competition; current market trends and opportunities; and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock;

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14180 Dallas Parkway, 9th Floor, Dallas, TX 75254	Phone: (972) 490-9600

AHT Declares First Dividend

March 15, 2004

changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-11, as amended (File Number 333-105277), and from time to time, in Ashford’s other filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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